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                                                                    Exhibit 99.1
                                                                    ------------

                                  COMPANY CONTACT:  Vion Pharmaceuticals, Inc.
                                                    Howard B. Johnson, CFO
                                                    (203) 498-4210 phone

                   Vion Presents Clinical Data on Triapine'r'
                    at American Society of Hematology Meeting

NEW HAVEN, CT, December 10, 2002 - VION PHARMACEUTICALS, INC. (NASDAQ NM: VION) announced today that it had reported clinical data on its anti-cancer agent Triapine'r' in two poster presentations at the American Society of Hematology
(ASH) meeting held in Philadelphia. The posters covered two Phase 1 trials conducted at the University of Maryland, and at the University of Texas M.D. Anderson Cancer Center and Washington University.

A total of 44 patients with advanced hematologic malignancies that had progressed following one or more standard treatments were entered to the two trials. Triapine'r' was administered by 96-hour intravenous continuous infusion for 2 consecutive weeks in one trial and by 2-hour intravenous infusion once or twice daily for 5 days for 2 consecutive weeks in the other trial. The maximum tolerated dose has not yet been established for the latter schedule.

In both trials, Triapine'r' was demonstrated to be well-tolerated. Approximately 60% of patients had a greater than 80% reduction in the number of circulating leukemia cells, and approximately 40% had a greater than 95% temporary reduction. Two patients with acute myeloid leukemia (AML) had temporary complete clearance of leukemia cells in bone marrow, and one patient with AML had an objective partial response.

Dr. Mario Sznol, Vice President, Clinical Affairs, stated, "In the heavily pre-treated patient population entered to both of the trials, the anti-tumor effects and safety profile of Triapine'r' are sufficiently encouraging to pursue further development in leukemia." He added, "In preclinical studies, we recently demonstrated synergistic anti-tumor effects when Triapine'r' was combined with cytarabine, the mainstay of treatment in patients with acute myeloid leukemias. We hope to begin clinical studies of Triapine'r' in combination with cytarabine in 2003."

Vion licenses Triapine'r' from Yale University. Triapine'r' is designed to be a potent inhibitor of ribonucleotide reductase, an enzyme important to DNA synthesis and repair.

Vion Pharmaceuticals, Inc. is a biotechnology company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes: Triapine'r', a potent inhibitor of a key step in DNA synthesis and repair; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Vion's plans to differ or results to vary from those expected, including the inability to access capital and funding on a timely basis and on favorable terms, the possibility that favorable results of earlier clinical trials are




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not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2001. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.